EXHIBIT 5.01
December 17, 2007
Symantec Corporation
20330 Stevens Creek Boulevard
Cupertino, California 95014
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Symantec Corporation, a Delaware corporation (“Symantec”), with the Securities and Exchange Commission (the “Commission”) on or about December 17, 2007 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,295,000 shares of Symantec’s Common Stock (the “Stock”), all subject to issuance by Symantec upon (a) the exercise of stock options issued under the Vontu 2002 Stock Option/Stock Issuance Plan, as amended (the “Vontu Plan”), assumed by Symantec in connection with an Agreement and Plan of Merger dated as of November 5, 2007 (the “Merger Agreement”) by and among Symantec, Velocity Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Symantec (“Merger Sub”), and Vontu, Inc., a Delaware corporation (“Vontu”) or (b) the granting by Symantec of stock awards under the 2000 Director Equity Incentive Plan, as amended (the “Director Plan” and collectively with the Vontu Plan, the “Plans”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.
(1)	Symantec’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on September 20, 2004 (as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 1, 2005) and the Certificate of Designations of Series A Junior Participating Preferred Stock, filed with the Delaware Secretary of State on December 16, 2004;

(2)	Symantec’s Amended and Restated Bylaws, certified by Symantec’s Secretary on June 16, 2006;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement;

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(5)	the Merger Agreement and all exhibits thereto, as well as the Certificate of Merger filed with the Delaware Secretary of State on November 30, 2007;

(6)	the resolutions of Symantec’s Board of Directors as of October 23, 2007 and the Written Consent of the Sole Director and Written Consent of the Sole Stockholder of Merger Sub, as of November 5, 2007, approving the Merger Agreement and assumption of stock options issued under the Vontu Plan;

(7)	the Vontu Plan;

(8)	the Form of Symantec’s Notice of Stock Option Assumption, which we have been informed has been delivered to each holder of an Vontu option pursuant to which Stock will be sold;

(9)	the Director Plan;

(10)	the resolutions of Symantec’s Board of Directors as of July 20, 2000, July 20, 2004 and July 24, 2007 and Symantec’s stockholders as of October 3, 2000, September 15, 2004 and September 13, 2007, approving the adoption of the Director Plan and subsequent amendments thereto, including the increase in shares reserved for future issuance (which shares are being registered on the Registration Statement);

(11)	a Management Certificate addressed to us and dated of even date herewith executed by Symantec containing certain factual and other representations (the “Management Certificate”), including as to the number of (i) outstanding shares of capital stock, (ii) outstanding options, warrants and rights to purchase capital stock, (iii) any additional shares of capital stock reserved for future issuance in connection with stock option and purchase plans and all other plans, agreements or rights; and

(12)	a certificate from Computershare Trust Company, N.A., Symantec’s transfer agent, dated as of December 12, 2007 verifying the number of Symantec’s issued and outstanding shares of Common Stock, $0.01 par value, as of December 12, 2007.
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to

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the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of Symantec or their agents.
     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of Symantec to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.
     Based upon the foregoing, it is our opinion that the Stock that may be issued and sold by Symantec (a) upon the granting of stock awards under the Director Plan and (b) upon the exercise of stock options issued under the Vontu Plan assumed by Symantec, when issued, sold and delivered in accordance with the applicable Plan, applicable stock grant agreements, stock option grant agreements and stock option exercise agreements entered into thereunder, and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Andrew Y. Luh Andrew Y. Luh, a Partner